Exhibit 10.7

AMENDMENT NUMBER ONE
TO JOHN H. HARLAND COMPANY
POST-2004 DEFERRED COMPENSATION PLAN

Pursuant to the power to amend reserved in Section 10.12 of the John H. Harland Company Post-2004 Deferred Compensation Plan (the “Plan”), the Governance Committee of the Board of Directors of the John H. Harland Company amends the Plan, effective as of the 18th day of December, 2006, as follows:

1.

By revising Section 1.5 to provide as follows:

Section 1.5     Compensation — means, for any Plan Year, “Compensation” as defined in the 401(k) Plan for purposes of determining the amount of pre-tax contributions and matching contributions without regard to any limitations on compensation imposed under Section 401(a)(17) of the Code plus any deferrals made under this Plan attributable to services performed in such year, but excluding any severance payments, change in control payments or similar payments.

2.

By revising Section 1.11 to provide as follows:

Section 1.11   401(k) Plan — means the John H. Harland Company Master § 401(k) Plan and Trust effective as of April 1, 1996, as amended and as in effect from time to time, or the John H. Harland Company 401(k) Plan for Employees of Liberty, Inc. effective as of June 24, 2005, as amended and as in effect from time to time.

3.

By revising Section 3.1(b) to add the following to the end thereof:  “or, in the case of Performance-Based Compensation, through the end of the applicable performance period.”

4.

By revising the second sentence of Section 3.1(c) to provide as follows:  “Any such election that is not revoked prior to the end of such enrollment period shall be irrevocable and shall remain irrevocable through December 31 of such Plan Year.”

5.

By revising Section 7.1(b) to provide as follows:

(b)   Automatic Distribution Event.  Unless an Eligible Employee elects distribution at a fixed time in accordance with Section 7.3(a), distribution of his or her Account (and all subaccounts) will be made on the earliest to occur of

•      death,
•      Disability, or
•      separation from service with Harland and all of its affiliates.

6.

By revising Section 7.1(c) to provide as follows:

(c)   Fixed Time.  If an Eligible Employee so elects in accordance with Section 7.3, the balance credited to his or her Account shall be paid at such fixed time as specified by the Eligible Employee in such election; provided that if an automatic distribution event described in Section 7.1(b) occurs before the time for making a distribution under a fixed time election, the automatic distribution event shall control and the election to distribute at a fixed time shall be null and void.

7.

By revising Section 7.3(a) to provide as follows:

(a)   General.  At the same time an Eligible Employee makes a deferral election under Article III, he or she shall elect one of the distribution forms described in Section 7.2. and, if he or she desires to have the deferrals (and earnings) distributed at a fixed time, he or she shall elect the fixed time and, if applicable, the fixed schedule under which distributions will be made.  An Eligible Employee may elect a different form, or a different fixed time, for the deferrals made in each Plan Year.  Those portions of an Eligible Employee’s Account that are distributable at the same time and in the same form shall be distributed together.

8.

By revising Section 7.3(b) to provide as follows:

(b)   Election Revision.  An Eligible Employee subsequently may revise a distribution election to change the time or the form of distribution; provided, however, that (a) no such revision shall accelerate the time of any payment under this Plan (except as permitted in applicable Treasury regulations), (b) no such revision shall be effective unless it is made at least 12 months before the election is to become effective or if the election relates to a payment that would be paid at a fixed time, at least 12 months before the date of the first scheduled payment, and (c) if the Eligible Employee’s distribution event is a separation from service or a fixed time elected by the Eligible Employee, then the date of the distribution shall be deferred for a period of at least 5 years from the date the distribution would have begun in the absence of such election revision.  In the absence of any contrary rule established by the Committee, a distribution election shall remain in effect for deferrals for a subsequent Plan Year unless revised or revoked during the annual enrollment period for such subsequent Plan Year.

9.

By revising Section 7.3(c) to provide as follows:

(c)   No Election or Ineffective Election.  If an Eligible Employee fails to make an election as to the form of distribution, his or her distribution shall be made in a lump sum.  If a revised election is ineffective for any reason, for example, because it was made less than 12 months before the distribution event or because it accelerates the time of payment,  the Eligible Employee’s previous most recent distribution election that (but for the subsequent election) would be effective shall govern the distribution.

10.

Except as otherwise amended, the Plan shall remain in full force and effect.